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                                                                   EXHIBIT 21.1

                         SUBSIDIARIES OF PAWNMART, INC.


           Subsidiary Name            State of Incorporation      Percentage Owned By Registrant

        PCI Finance 1994-I, Inc.              Texas                            100%
        PCI Finance 1995-I, Inc.              Texas                            100%
        PCI Finance 1996-1, Inc.              Texas                            100%
        PCI Finance 1996-2, Inc.              Texas                            100%